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                                                           WARRANT NO. W-9807
                                                     EXPIRATION DATE:  8-1-99


                      REVISED COMMON STOCK PURCHASE WARRANT


         This is to certify that, for value received, the registered holder named on the signature page (the "Holder"), is entitled on or on before the Expiration Date and subject to the terms and conditions herein set forth, to purchase from American Dental Technologies, Inc. (the "Company") the number of shares of the Company's common stock set forth below Holder's name at a purchase price of $4.875 per share.

         This Warrant is nontransferable and may only be exercised by the Holder in whole or in part by written certified or registered mail notice to the Company accompanied by the surrendered Warrant and payment of the purchase price in certified or bank funds for the number of shares so purchased. If this Warrant is exercised in part only, the Company shall execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remaining number of shares purchasable hereunder.

         Within 10 days of receipt of notice of exercise of the Warrant as above provided, the Company shall cause to be issued in the name of and delivered to Holder a certificate or certificates for the shares of Common Stock so purchased. The Company covenants and agrees that all shares of Common Stock which may be delivered upon exercise of this Warrant will, upon delivery, be fully paid and non-assessable. The Holder of this Warrant agrees, by the acceptance hereof, to pay all transfer taxes with respect to the issuance or delivery of this Warrant or the Common Stock which may be delivered upon its exercise. The Company agrees at all times to reserve and hold available a sufficient number of shares of Common Stock to cover the number of shares issuable upon the exercise of this Warrant.

         In case the shares of Common Stock at any time outstanding shall be subdivided into a greater number of shares, or combined into a lesser number of shares, then each share of Common Stock purchasable under this Warrant shall be replaced for the purposes hereof by the number of the subdivided or consolidated shares, as the case may be, issued in substitution for each one share of Common Stock then issued and outstanding; and in case at any time the Company shall issue any additional shares of Common Stock as a stock dividend which the Holder of this Warrant shall thereafter be entitled to purchase for the same aggregate price upon the exercise of its rights hereunder, then the shares purchasable under this Warrant shall be increased in the same ratio as the then outstanding Common Stock was increased by such stock dividend, and the purchase price per share correspondingly decreased.

         The Company will at all times in good faith assist in carrying out the terms of this Warrant to protect the rights of the Holder against dilution as provided herein. The Company will give Holder no less than 30 days advance written notice






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of any proposed action or event which would result in dilution, notwithstanding anything to the contrary contained herein.


         The Holder of this Warrant shall not be entitled to vote or receive dividends nor be deemed the owner of Common Stock of the Company for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of the stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, until this Warrant shall have been exercised and the Common Stock purchasable upon the exercise thereof shall have become deliverable to the Holder as herein provided.

         Holder represents to the Company that this Warrant is being acquired, and all shares of Common Stock of the Company acquired by it upon exercise of this Warrant will be acquired, for investment purposes only and not with a view to the resale or other distribution thereof.


         This Warrant issued this 7 day of July, 1998.


----------------------------             AMERICAN DENTAL TECHNOLOGIES, INC.
Registered Holder


                                         By:
                                             ---------------------------------
----------------------------                   Ben J. Gallant, President
Address


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Number of Shares